EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

GSE Consulting, LP

Dallas, Texas

We have audited the accompanying balance sheets of GSE Consulting, LP (the “Company”), as of December 31, 2010 and 2009 and the related statements of income, partners’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GSE Consulting, LP, as of December 31, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Boston, Massachusetts

January 17, 2012

GSE Consulting, LP

Balance Sheets

	September 30,	September 30,	September 30,
	September 30, 2011	December 31, 2010	December 31, 2009
	(Unaudited)

Assets
Current assets
Cash	$272,408	$266,890	$307,127
Employee receivables	8,732	8,732	4,235
Prepaid expenses	4,208	4,086	3,096
Advances to affiliates	208,509	22,615	105,542

Total current assets	493,857	302,323	420,000
Property and equipment, net	104,474	124,020	80,132
Other assets	15,030	15,030	15,030

Total assets	$613,361	$441,373	$515,162

Liabilities and Partners’ Deficit

Current liabilities
Accounts payable and accrued expenses	$142,424	$150,283	$135,085
Due to affiliate	—	27,816	—
Note payable to bank	1,567,717	1,700,000	1,700,000
Current portion of capital lease obligation	13,127	12,182	—

Total current liabilities	1,723,268	1,890,281	1,835,085

Capital lease obligation, net of current portion	15,776	25,743	—

Total liabilities	1,739,044	1,916,024	1,835,085

Commitments and contingencies (Note 8)

Partners’ deficit
Accumulated distributions	(15,046,308)	(12,746,308)	(10,826,664)
Accumulated earnings	13,920,625	11,271,657	9,506,741

Total partners’ deficit	(1,125,683)	(1,474,651)	(1,319,923)

Total liabilities and partners’ deficit	$613,361	$441,373	$515,162

The accompanying notes are an integral part of these financial statements.

GSE Consulting, LP

Statements of Income

	September 30,	September 30,	September 30,	September 30,
	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$6,781,393	$4,895,633	$7,062,745	$5,542,970

Cost of revenue	967,294	886,660	1,222,252	1,009,829

Gross profit	5,814,099	4,008,973	5,840,493	4,533,141

Operating expenses:
Sales and marketing	2,595,957	2,257,909	3,168,479	2,753,620
General and administrative	483,711	573,569	804,697	682,888

Total operating expenses	3,079,668	2,831,478	3,973,176	3,436,508

Operating income	2,734,431	1,177,495	1,867,317	1,096,633

Interest expense	85,463	76,617	102,401	102,859

Net income	$2,648,968	$1,100,878	$1,764,916	$993,774

The accompanying notes are an integral part of these financial statements.

GSE Consulting, LP

Statements of Partners’ Deficit

	September 30,	September 30,	September 30,
	Contributed Capital	Accumulated Earnings	Total Partners’ Deficit

Balance, January 1, 2009	$(9,542,664)	$8,512,967	$(1,029,697)

Distributions	(1,284,000)	—	(1,284,000)

Net income	—	993,774	993,774

Balance, December 31, 2009	(10,826,664)	9,506,741	(1,319,923)

Distributions	(1,919,644)	—	(1,919,644)

Net income	—	1,764,916	1,764,916

Balance, December 31, 2010	(12,746,308)	11,271,657	(1,474,651)

Distributions (Unaudited)	(2,300,000)	—	(2,300,000)

Net income (Unaudited)	—	2,648,968	2,648,968

Balance, September 30, 2011 (Unaudited)	$(15,046,308)	$13,920,625	$(1,125,683)

The accompanying notes are an integral part of these financial statements.

GSE Consulting, LP

Statements of Cash Flows

	September 30,	September 30,	September 30,	September 30,
	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net income	$2,648,968	$1,100,878	$1,764,916	$993,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,190	29,864	42,786	25,070
Loss on disposal of equipment	3,445	3,322	45,054	—
Changes in operating assets and liabilities:
Employee receivables	—	(100)	(4,497)	17,765
Prepaid expenses	(122)	2,003	(990)	(2,408)
Accounts payable and accrued expenses	(7,859)	67,684	15,198	(89,904)

Net cash provided by operating activities	2,685,622	1,203,651	1,862,467	944,297

Cash flows from investing activities:
Changes in other assets	—	—	—	(15,030)
Purchases of property and equipment	(25,089)	(66,810)	(93,803)	(73,942)

Net cash used in investing activities	(25,089)	(66,810)	(93,803)	(88,972)

Cash flows from financing activities:

Distributions to partners	(2,300,000)	(995,000)	(1,919,644)	(1,284,000)
Net receipts from (payments to) affiliates	(213,710)	150,429	110,743	(105,542)
Principal payments on capital lease obligation	(9,022)	—	—	—
Repayments of note payable to bank	(132,283)	—	—	—

Net cash used in financing activities	(2,655,015)	(844,571)	(1,808,901)	(1,389,542)

Net increase (decrease) in cash	5,518	292,270	(40,237)	(534,217)
Cash, beginning of period	266,890	307,127	307,127	841,344

Cash, end of period	$272,408	$599,397	$266,890	$307,127

Supplemental disclosure of cash flows:
Net cash paid for interest	$88,778	$59,296	$93,643	$102,949

Net capital lease obligations	$—	$—	$37,925	$—

The accompanying notes are an integral part of these financial statements.

GSE Consulting, LP

Notes to Financial Statements

NOTE 1 — NATURE OF BUSINESS

GSE Consulting, LP, (the “Partnership”), a Texas Limited Partnership, was formed on July 20, 2004. GSE Consulting GP, LLC is the general partner. Gulf States Energy, Inc. and Glenwood Energy Partners, Ltd are limited partners. The Partnership provides aggregation, marketing, brokerage, and consulting services to commercial, industrial and residential retail customers for electrical power and natural gas. Services are provided to customers throughout the United States, with primary revenues in Texas and the Midwest.

The Partnership is a national energy procurement and management firm helping companies implement strategies to control and reduce energy costs. The Partnership is comprised of energy professionals from leading energy companies across the country. Through strong wholesale trading network and operations, the Partnership is able to leverage its purchasing power across trading regions nationwide to obtain the most aggressive pricing in the marketplace creating maximum savings for its clients.

The Limited Partnership Agreement, which governs the Partnership (the “Agreement”), provides for perpetual existence, until certain circumstances occur that would dissolve the Partnership, such as the sale or other disposition of all or substantially all of the assets of the Partnership, the withdrawal of the general partner or December 31, 2054, unless otherwise extended by the partners.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Partnership receives commission revenue by providing services to end users of energy (“energy consumers”) to help them attain the best pricing for electrical power and natural gas.

The Partnership earns a commission on energy sales from energy suppliers based on the energy usage transacted between the energy supplier and energy consumer. The Partnership’s commissions are not based on the retail price for electricity; rather on the amount of energy consumed. Commissions are based on the energy usage transacted between the energy supplier and energy consumer multiplied by the contractual commission rate. The contractual commission rate is determined in accordance with an underlying master agreement between the Partnership and each energy supplier. Revenue from commissions is recognized as earned provided there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivable is reasonably assured, and customer acceptance criteria, if any, has been successfully demonstrated. The Partnership recognizes revenue upon the successful brokering of an energy supply contract between energy consumer and energy supplier and cash is received from the energy supplier.

Channel Partner Commissions

The Partnership pays commissions to its channel partners and sales personnel at contractual rates based on cash collections from energy suppliers. These commissions are charged to sales and marketing expense as revenue is recognized. A portion of the sales force commission is allocated to cost of revenue based on the estimated time each sales rep spends on brokering transactions with energy suppliers.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash

The Company considers all highly liquid debt instruments with an original maturity date of three months or less at time of purchase to be cash equivalents. As of December 31, 2010 and 2009, cash equivalents consisted primarily of non-interest bearing accounts with financial institutions and is insured with the Federal Deposit Insurance Company (“FDIC”).

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost and are depreciated using the straight-line method over the respective asset lives, as follows:

Furniture and fixtures	7 years
Computer equipment	3 years
External software	3 years
Leasehold improvements	Lesser of 7 years or the life of the lease

Income Taxes

The Partnership is organized as a limited partnership under the laws of the State of Texas. As a result, the Partnership is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws. Items of income or loss are allocated to the partners in accordance with the Partners’ ownership interests and reported on their individual federal and state income tax returns. No provision for federal and state income taxes has been included in the accompanying financial statements and, with a few exceptions, the Partnership is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2007.

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 740, Income Taxes, accounting principles generally accepted in the United States of America require the Partnership to evaluate tax positions taken and recognize a tax liability if it is more-likely-than-not that uncertain tax positions taken would not be sustained upon examination by taxing authorities. The Partnership has analyzed tax positions taken and has concluded that, as of and for the nine months ended September 30, 2011 (unaudited) and as of December 31, 2010 and 2009, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in these financial statements.

As of and for the nine months ended September 30, 2011 (unaudited) and as of December 31, 2010 and 2009, the Partnership had no interest and penalties related to income taxes.

Concentration of Credit Risk

Financial instruments that potentially expose the Partnership to concentrations of credit risk consist principally of its relationship with energy suppliers. The Partnership has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. The Partnership places its cash with primarily one institution, which management believes is of high credit quality.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

The following represents revenue from customers exceeding 10% of the total in each category as of and for the nine months ended September 30, 2011 and 2010 (unaudited) and as of and for the years ended December 31, 2010 and 2009:

	Revenue For The Nine Months Ended September 30,		Revenue For The Years Ended December 31,
Customer	2011	2010	2010	2009
	(Unaudited)	(Unaudited)

A	16%	16%	15%	*
B	13%	*	*	*
C	12%	17%	15%	17%
D	11%	20%	16%	19%

*	Denotes less than 10%

In addition to its direct relationship with energy suppliers, the Partnership also has relationships with energy consumers for the online procurement of certain of their energy needs. These energy consumers do not have a direct creditor relationship with the Partnership. For the nine months ended September 30, 2011 and 2010 and the years ended December 31, 2010 and 2009, no energy consumer represented more than 10% individually of the Partnership’s aggregate revenue.

NOTE 3 — PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	September 30,	September 30,	September 30,
	September 30, 2011	December 31, 2010	December 31, 2009
	(Unaudited)
Computers	$126,471	$117,610	$84,343
Furniture and equipment	32,100	32,100	20,162
External Software	26,355	23,390	15,720
Leasehold Improvements	13,123	13,123	13,123

	198,049	186,223	133,348
Less: Accumulated depreciation	(93,575)	(62,203)	(53,216)

Property and equipment, net	$104,474	$124,020	$80,132

Depreciation expense for the nine months ended September 30, 2011 (unaudited) and the years ended December 31, 2010 and 2009 was $41,190, $42,786 and $24,632, respectively.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Partnership has made non-interest bearing cash advances to various related parties affiliated with the Partnership through common ownership. Advances to affiliates at September 30, 2011 (unaudited) and December 31, 2010 and 2009 are as follows:

	September 30,	September 30,	September 30,
	September 30, 2011	December 31, 2010	December 31, 2009
	(Unaudited)
GSE, Inc.	$47,417	$22,417	$—
GSWEP II	89,971	—	—
Great Lakes Energy	70,923	—	105,542
BRECO	198	198	—

Due from affiliates	$208,509	$22,615	$105,542

NOTE 4 — RELATED PARTY TRANSACTIONS (continued)

As of December 31, 2010, the Partnership owed $27,816 to Great Lakes Energy, LLC, which is an entity related through common ownership recorded as a due to affiliate. This amount is non-interest bearing. Certain payments related to an affiliate were made by the Partnership in 2009. These amounts were never repaid and written-off by the Partnership and charged to operating expense in the accompanying financial statements. All other amounts were repaid to the Partnership.

NOTE 5 — LINE OF CREDIT

As of December 31, 2010 and 2009, the Partnership had $1,700,000 outstanding under its lines-of-credit bearing interest at a fixed rate of 6%, which is reflected in current liabilities for both periods. In June 2011, the existing line-of-credit was converted to a term note (the “Note”) with a 12-month repayment schedule. The Note bears interest at a fixed rate of 6%. Principal and interest payments totaling $51,696 are due monthly until June 2012, the maturity date, at which point the entire outstanding principal and interest balance is due. The Note is collateralized by accounts receivable, as defined in the agreement, and guaranteed by certain individual shareholders of Gulf States Energy, Inc. and certain partners of Glenwood Energy Partners, Ltd. The Note contains a financial covenant requiring a minimum debt service coverage ratio, as defined in the note agreement. As of September 30, 2011, approximately $1,568,000 was outstanding under the Note and the Partnership was in compliance with its covenants for all periods presented.

As part of the October 31, 2011 acquisition of the Partnership as described in Note 9, all outstanding principal and interest due on this Note was paid and the Note was retired. No further borrowings were allowed under this arrangement.

NOTE 6 — 401(k) PLAN

The Partnership’s 401(k) savings plan covers the majority of the Partnership’s eligible employees. Employees of the Partnership may participate in the 401(k) Plan after reaching the age of 21. The Partnership may make discretionary matching contributions as determined from time to time. Employee contributions vest immediately, while Partnership matching contributions begin to vest after one year of service and continue to vest at 20% per year over the next five years. To date, the Partnership has not made any discretionary contributions to the 401(k) Plan.

NOTE 7 — PARTNERSHIP AGREEMENT

The Partnership’s general partner is GSE Consulting GP, LLC (“General Partner”). The General Partner is responsible for managing the business and operations of the Partnership. Distributions are made at the discretion of the General Partner. Distributions to the partners and net income and loss shall be made pro rata in proportion to partnership interests, in accordance with the partnership agreement. The amount of loss allocated to limited partners shall not exceed the amount that can be so allocated without causing any limited partner to have a capital account deficit at the end of any fiscal year. All losses in excess of this limitation shall be allocated to the General Partner.

In addition, a certain non-partner executive of the Partnership receives 5% of any partner distributions as compensation in the accompanying statements of income. All amounts owed this executive have been recorded in the accompanying statement of income. In addition, this executive is entitled to 5% of the net amount of compensation received by the Partners pursuant to an acquisition, merger or sale of all or substantially all of the Partnership’s assets. There are no vesting provisions and the executive must be a full time employee of the Partnership at the time such obligation is due to be paid.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain equipment under a capital lease that expires in October 2013 and is collateralized by the related equipment. The Company has accounted for these leases using incremental borrowing rate of 10.0%. The Company maintains operating leases for office space in three locations in the United States, paid in installments due the beginning of each month and that expire through May 2014. In addition, the Partnership maintains certain other equipment under operating leases through 2015. Future aggregate minimum payments under capital and operating leases as of September 30, 2011 were as follows:

	September 30,	September 30,
	Capital Leases	Operating Leases

2011 (three months)	$3,857	$79,940
2012	15,426	215,104
2013	12,855	142,189
2014	—	58,656
2015	—	20,236

Total future minimum lease payments	32,138	$516,125

Less amounts representing interest	(3,235)

Present value of future minimum lease payments	28,903
Less: current portion	13,127

Capital lease obligation, net of current portion	$15,776

The accompanying statement of income for the nine months ended September 30, 2011 (unaudited) and for the years ended December 31, 2010 and 2009 includes approximately $228,000, $345,000 and $293,000 of rent expense, respectively.

NOTE 9 — SUBSEQUENT EVENT

On October 31, 2011 World Energy Solutions, Inc. (the “Company”) acquired substantially all of the assets and certain obligations of the Partnership for approximately $8.6 million pursuant to an Asset Purchase Agreement. The purchase price of $8.6 million consisted of approximately $3.9 million in cash, $1.5 million paid to retire the Line-of-Credit, and 1.0 million shares of the Company’s common stock. The Partnership may earn up to an additional $4.5 million in cash based on earn-outs to be measured over a two-year period through October 2013. These earn-outs are based on the achievement of certain annualized new bookings and renewal rates for the remainder of 2011 and for the 12-month periods ending October 31, 2012 and 2013, respectively. The maximum payouts under these earn-outs are $2.0 million at January 31, 2012, $1.5 million at January 15, 2013, and $1.0 million at January 15, 2014. As of the date of filing, the purchase price allocations for the GSE assets have not been finalized.